NEWS RELEASE

FOR IMMEDIATE RELEASE                      Stock Symbol: BFSB
April 30, 2008                             Traded on Nasdaq Global Market

CONTACTS:
Angelo J. Di Lorenzo                       Richard A. Kielty
Vice Chairman and Chief Executive Officer  President and Chief Operating Officer
                                 (718) 855-8500


                    BROOKLYN FEDERAL BANCORP, INC. ANNOUNCES
       OPERATING RESULTS FOR THE SECOND QUARTER OF FISCAL 2008, ANNOUNCES
                A QUARTERLY CASH DIVIDEND OF $0.07 PER SHARE AND
              OPENING OF BROOKLYN FEDERAL SAVINGS BANK FIFTH BRANCH


BROOKLYN, N.Y. - April 30, 2008 - Brooklyn Federal Bancorp, Inc. (the "Company") (Nasdaq Global Market: BFSB), the parent company of Brooklyn Federal Savings Bank (the "Bank"), today reported net income of $1.5 million for the quarter ended March 31, 2008 compared to a net loss of $317,000 for the same period in 2007. The Company reported basic and diluted earnings per common share of $0.12 for the quarter ended March 31, 2008 compared to basic and diluted loss per common share of $(0.02) for the quarter ended March 31, 2007.

On April 15, 2008 the Company's Board of Directors approved a cash dividend of $0.07 per share of common stock. The dividend will be paid to stockholders of record as of May 15, 2008, payable on May 29, 2008.

On April 30, 2008, Brooklyn Federal Savings Bank officially opened its fifth full service branch facility located at 1174 Jericho Turnpike, Commack, New York. Mr. Di Lorenzo, Vice Chairman and Chief Executive Officer commented, "We are excited about the opening of our fifth full service office. It will allow us to meet the banking needs of our existing customers as well as attract new customers."

The Company also reported net income for the six months ended March 31, 2008 of $2.7 million, an increase of $1.3 million, or 94.5%, compared to $1.4 million for the same period ended March 31, 2007. Basic and diluted earnings per common share were $0.21 and $0.10 for the six months ended March 31, 2008 and March 31, 2007, respectively.

Total assets at March 31, 2008 were $419.5 million, an increase of $29.1 million, or 7.5%, compared to total assets of $390.4 million at September 30, 2007. The increase was primarily due to increases in loans held-for-sale of $22.2 million, or 37.7%, to $81.4 million at March 31, 2008 from $59.2 million

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


at September 30, 2007, net loans receivable of $6.4 million, or 2.8%, to $231.9 million at March 31, 2008 from $225.5 million at September 30, 2007, securities investments, which include securities available-for-sale and held-to-maturity, of $1.0 million, or 1.3%, to $79.0 million at March 31, 2008 from $78.0 million at September 30, 2007, Federal Home Loan Bank ("FHLB") of New York stock of $701,000, or 67.9%, to $1.7 million at March 31, 2008 from $1.0 million at September 30, 2007, other assets, which include accrued interest receivable, premises and equipment, bank owned life insurance, prepaid and other assets of $186,000, or 1.1% to $17.7 million at March 31, 2008 from $17.5 million at September 30, 2007, offset in part by decreases in investments in certificates of deposit of $794,000, or 20.4%, to $3.1 million at March 31, 2008 from $3.9 million at September 30, 2007 and cash and due from banks of $666,000, or 12.3%, to $4.7 million at March 31, 2008 from $5.4 million at September 30, 2007.

Total deposits increased by $15.6 million, or 5.4%, to $302.8 million at March 31, 2008 from $287.2 million at September 30, 2007. The increase was primarily due to increases in certificates of deposit of $11.0 million, or 6.8%, to $173.9 million at March 31, 2008 from $162.9 million at September 30, 2007, interest-bearing deposits, which includes savings accounts, NOW accounts and money market accounts, of $4.1 million, or 3.8%, to $112.4 million at March 31, 2008 from $108.3 million at September 30, 2007 and non-interest bearing deposits of $513,000, or 3.2%, to $16.5 million at March 31, 2008 from $16.0 million at September 30, 2007. Total borrowings, which represent short-term and long-term FHLB of New York advances, increased by $12.6 million, or 136.1%, to $21.9 million at March 31, 2008 from $9.3 million at September 30, 2007. Advance payments by borrowers for taxes and insurance, accrued expenses and other liabilities decreased by $457,000, or 5.2%, to $8.3 million at March 31, 2008 from $8.7 million at September 30, 2007. Stockholders' equity increased by $1.3 million, or 1.6%, to $86.6 million at March 31, 2008 from $85.3 million at September 30, 2007. The increase was primarily due to the addition of net income, offset in part by the implemented stock buy back programs and the payments of cash dividends.

COMPARISON OF OPERATING RESULTS FOR THE QUARTERS ENDED MARCH 31, 2008 AND 2007

Total net interest income before provision for loan losses decreased $134,000, or 3.1%, to $4.3 million for the quarter ended March 31, 2008 compared to $4.4 million for the quarter ended March 31, 2007. The primary reason for the decrease was decreased interest income for the quarter ended March 31, 2008 of $211,000, or 3.0%, to $6.8 million compared to $7.0 million for the comparable quarter in 2007, offset by decreased interest expense of $77,000, or 2.9%, to $2.6 million for the quarter ended March 31, 2008 from $2.7 million for the quarter ended March 31, 2007.

The average balance of net loans, including loans held-for-sale, increased $20.3 million, or 7.1%, to $306.9 million for the quarter ended March 31, 2008 compared to $286.6 million for the quarter ended March 31, 2007. The total average balance of the Company's securities and other interest-earning assets decreased $9.3 million, or 9.5%, to $89.1 million for the quarter ended March 31, 2008 compared to $98.4 million for the comparable period in 2007. The

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Company  continued  to  deploy  the  funds  from  repayments  in its  securities portfolio and net deposit inflows primarily into loan products. The average balance of total interest-earning assets increased $11.1 million, or 2.9%, to $396.0 million for the quarter ended March 31, 2008 compared to $384.9 million for the comparable quarter in 2007. The average yield on total interest-earning assets decreased 42 basis points to 6.90% for the quarter ended March 31, 2008 compared to 7.32% for the comparable period in 2007. The average balance of deposits, which includes savings accounts, money market, NOW accounts and certificates of deposit, increased by $18.1 million, or 6.9%, to $282.3 million for the quarter ended March 31, 2008 compared to $264.2 million for the same quarter in 2007. The average balance of borrowings, which includes short and long term advances from the FHLB of New York, decreased by $8.5 million, or 28.6%, to $21.1 million for the quarter ended March 31, 2008 compared to $29.6 million for the quarter ended March 31, 2007. The average cost of total interest-bearing liabilities decreased 22 basis points to 3.40% for the quarter ended March 31, 2008 from 3.62% for the same quarter in 2007.

The loan loss provision increased by $65,000, to $52,000 for the quarter ended March 31, 2008 compared to a recovery of $13,000 for the quarter ended March 31, 2007.

Non-interest income increased by $284,000, or 47.4%, to $883,000 for the quarter ended March 31, 2008 from $599,000 for the same quarter in 2007. The increase was primarily due to increases in syndicated loan fees of $220,000, net gain on sale of loans held-for-sale of $171,000, bank owned life insurance income of $4,000, offset in part by reductions in loan servicing and miscellaneous loan fees of approximately $108,000 and depositor related fees of $3,000.

Non-interest expense decreased by $3.0 million, or 53.4%, to $2.7 million for the quarter ended March 31, 2008 from $5.7 million for the same period in 2007. The decrease was mainly due to decreases in compensation and benefit expense of $3.0 million, professional fees of approximately $91,000 and data processing fees of $50,000, offset in part by an increase in occupancy and equipment expense of $73,000. The Company recorded the vesting charges of the Company's stock-based incentive plan of $3.1 million in the quarter ended March 31, 2007.

Provision for income taxes increased by $1.3 million, to $921,000 for the quarter ended March 31, 2008 compared to a $407,000 benefit for the same quarter in 2007. The primary reason for the increase was increased taxable income before income taxes.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED MARCH 31, 2008 AND 2007

Net interest income before provision for loan losses decreased $438,000, or 5.0%, to $8.3 million for the six months ended March 31, 2008 from $8.7 million for the same period in 2007. The primary reason for the decrease was decreased interest income of $658,000, or 4.6%, to $13.5 million for the six months ended March 31, 2008 from $14.2 million for the same period in 2007, offset by a

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

decreased interest expense of $220,000, or 4.0%, to $5.2 million for the six months ended March 31, 2008 from $5.4 million for the same period in 2007.

The average balance of net loans, including loans held-for-sale, increased $10.9 million, or 3.8%, to $300.3 million for the six months ended March 31, 2008 from $289.4 million for the same period in 2007. The Company continues to utilize repayments on its securities portfolio and net deposit inflows primarily into loan products. The total average balance of the Company's securities and other interest-earning assets decreased $12.4 million, or 12.4% to $87.6 million for the six months ended March 31, 2008 compared to $100.0 million for same period in 2007. The average yield on total interest-earning assets decreased 31 basis points to 6.98% for the six months ended March 31, 2008 from 7.29% for the same period in 2007. The average balance of interest-bearing deposits, which includes savings accounts, money market accounts, NOW accounts and certificates of deposit, increased $19.3 million, or 7.4%, to $279.7 million for the six months ended March 31, 2008 from $260.4 million for the same period in 2007. The average balance of borrowings, which includes short and long term FHLB of New York advances, decreased $22.0 million, or 58.8%, to $15.4 million for the six months ended March 31, 2008 from $37.4 million for the same period in 2007. The average cost of total interest-bearing liabilities decreased 11 basis points to 3.54% for the six months ended March 31, 2008 from 3.65% for the same period in 2007.

The loan loss provision increased $116,000, to $120,000 for the six months ended March 31, 2008 from $4,000 for the same period in 2007. The primary reasons for this increase was increased loan production in the commercial mortgage loan and one- to four-family mortgage loan portfolios.

Non-interest income increased $181,000, or 13.1%, to $1.6 million for the six months ended March 31, 2008 from $1.4 million for the period ended in 2007. The primary reasons for the increase were the increases in the net gain on sale of mortgage loans of approximately $211,000, loan syndication fees of $103,000 and bank owned life insurance income of $10,000, offset in part by reductions in loan servicing and other loan fees of $128,000, depositor related fees of $7,000 and miscellaneous fees and other income of approximately $8,000.

Non-interest expense decreased $2.6 million, or 32.5%, to $5.5 million for the six months ended March 31, 2008 from $8.1 million for the same period in 2007. The decrease is primarily due to expense reductions in compensation and fringe benefits of $2.6 million, professional fees of $61,000, data processing fees of $67,000 and other miscellaneous expense of $2,000, offset in part by an increase in occupancy and equipment expense of $134,000. The Company recorded the vesting charges of the Company's stock-based incentive plan of $3.1 million in the quarter ended March 31, 2007.

Provision for income taxes increased $971,000, or 152.0%, to $1.6 million for the six months ended March 31, 2008 from $639,000 the same period in 2007. The

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

primary reason for the increase is increased income before income taxes. The effective income tax rate was 37.7% for the six months ended March 31, 2008 compared to 31.8% for the same period in 2007.






STOCK REPURCHASE PROGRAMS

The Company's Board of Directors authorized a $2.0 million stock repurchase program in August 2007. The Company completed the $2.0 million repurchase program on March 18, 2008 by repurchasing 147,339 shares at an average cost of $13.57 per share, with a total cost of approximately $2.0 million. In March 2008 the Company's Board of Directors authorized a $3.0 million stock repurchase program. The Company is currently repurchasing shares through its $3.0 million repurchase program and as of March 31, 2008, the Company had repurchased 1,250 shares, at an average cost of $12.10 per share, with a total cost of approximately $15,000.

Brooklyn Federal Savings Bank operates five banking offices, two located in Brooklyn and one each in Nassau and Suffolk County, New York. The Bank opened its fifth banking office, located in Commack, Suffolk County, New York, on April 30, 2008. Additional financial data for the quarter and six months ended March 31, 2008 may be found in Brooklyn Federal Bancorp's Quarterly Report on Form 10-Q, which will be filed with the Securities and Exchange Commission.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.


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



                              FINANCIAL HIGHLIGHTS
                                                  At March 31,              At September 30,
                                                      2008                        2007
                                              ---------------------        --------------------
                                                               (In thousands)
Selected Financial Condition Data:

Total assets                                  $  419,562                      $   390,434
Cash and due from banks                            4,732                            5,398
Certificates of deposit                            3,096                            3,890
Securities available-for-sale                      4,630                            4,601
Securities held-to-maturity                       74,333                           73,354
Loans held-for-sale                               81,447                           59,153
Loans receivable, net                            231,866                          225,467
Deposits                                         302,773                          287,155
Borrowings                                        21,889                            9,271
Stockholders' equity                              86,608                           85,259




                                                          For the Three Months Ended                For the Six Months Ended
                                                                   March 31,                               March 31,
                                              ------------------------------------------     ---------------------------------------
                                                      2008               2007                     2008                     2007
                                              ----------------       -------------------    --------------------    ----------------
                                                 (In thousands, except per share data)        (In thousands, except per share data)
Selected Operating Data:
Interest income                                $  6,833                   $    7,044        $    13,533               $   14,191
Interest expense                                  2,581                        2,658              5,221                    5,441
                                              ----------------       -------------------     -------------------     ---------------
      Net interest income before provision
      for loan losses                             4,252                        4,386              8,312                   8,750
Provision for (recovery of) loan losses              52                          (13)               120                       4
                                              ---------------------  -------------------     -------------------     ---------------
      Net interest income after provision
      for loan losses                             4,200                        4,399              8,192                   8,746

Non-interest income                                 883                          599              1,565                   1,384

Non-interest expense                              2,669                        5,722              5,481                   8,120
                                              ---------------------  --------------------    -------------------     ---------------
Income (loss) before income taxes                 2,414                         (724)             4,276                   2,010

Provision for (benefit of) income taxes             921                         (407)             1,610                     639
                                              ---------------------  --------------------    --------------------    ---------------
      Net income                               $  1,493                  $      (317)       $     2,666               $    1,371
                                              =====================  =====================   ====================    ===============

      Basic earnings (loss) per common share   $   0.12                  $     (0.02)       $      0.21               $     0.10
      Diluted earnings (loss) per common share $   0.12                  $     (0.02)       $      0.21               $     0.10



                                                 At or For the Three Months Ended               At or For the Six Months Ended
                                                             March 31,                                    March 31,
                                        -----------------------------------------------    -----------------------------------------
                                               2008                         2007                   2008                  2007
                                        -------------------    ------------------------    ------------------- ---------------------

Selected Financial Ratios:

Performance Ratios:

Return on average assets (1)                     1.44   %                (0.32)  %                1.31  %                 0.67    %

Return on average equity (1)                     6.96   %                (1.53)  %                6.24  %                 3.34    %

Interest rate spread     (2)                     3.50   %                 3.70   %                3.44  %                 3.64    %

Net interest margin      (1) (3)                 4.29   %                 4.56   %                4.29  %                 4.49    %

Efficiency ratio         (4)                    51.98   %               114.78   %               55.49  %                80.13    %
Non-interest expense to
      average total assets (1)                   2.57   %                 5.69   %                2.69  %                 3.99    %
Average interest-earning assets to
      average interest-bearing liabilities      130.51  %               131.05   %              131.42  %               130.76    %

Asset Quality Ratios:
Non-performing assets as a percent of
total assets                                      0.00  % (5)             0.03  %
Non-performing loans as a percent of
total loans                                       0.01  %                 0.04  %
Allowance for loan losses as a
percent of total loans                            0.61  %                 0.63  %

Other Data:
Number of full service offices                       4                         4                       4                        4


(1)  Ratio is annualized.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3) Represents net interest income as a percent of average interest-earning assets for the period.
(4) Represents non-interest expense divided by the sum of net interest income and non-interest income.
(5)  Less than 0.01%.